SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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X-Rite, Incorporated

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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X-Rite, Incorporated

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS AND

PROXY STATEMENT

April 28, 2008

X-RITE, INCORPORATED

4300 44TH Street, S.E.

Grand Rapids, Michigan 49512

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of X-Rite, Incorporated, a Michigan corporation, will be held at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, IL 60606, on May 28, 2008, at 8:00 a.m. Central Time, for the following purposes:

1.	Election of directors as set forth in the accompanying Proxy Statement.

2.	To approve a proposed amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock.

3.	Such other matters as may properly come before the meeting.

Shareholders of record as of the close of business on April 4, 2008, are entitled to notice of, and to vote at the meeting. We are pleased to offer multiple options for voting your shares. As detailed in the “Solicitation of Proxies” section of this Notice and Proxy Statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting. We encourage you to vote by the Internet as it is the most cost-effective method. Whether or not you expect to be present at this meeting, you are requested to vote your shares using one of the methods discussed above. If you attend the meeting and wish to vote in person, you may withdraw your Proxy in the manner set forth in the accompanying Proxy Statement.

By Order of the Board of Directors
Lynn J. Lyall
Secretary

April 28, 2008

Grand Rapids, Michigan

X-RITE, INCORPORATED

4300 44TH Street

Grand Rapids, Michigan 49512

PROXY STATEMENT

April 28, 2008

Solicitation of Proxies

This Proxy Statement, which was first mailed to shareholders on or about April 28, 2008, is furnished in connection with the solicitation of proxies by the Board of Directors of X-Rite, Incorporated (the “Company” or “X-Rite”), to be voted at the Annual Meeting of the shareholders of the Company, which will be held at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, IL 60606, on May 28, 2008, at 8:00 a.m. Central Time, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of a Proxy allows a shareholder of the Company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. There are four (4) ways to vote your shares:

1.	By the Internet at www.proxyvote.com
2.	By toll-free telephone at 1-800-690-6903
3.	By completing and mailing your Proxy Card
4.	By written ballot at the Annual Meeting

If you vote your shares using any of the methods described above, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders or at any adjournment of that meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified on a properly executed Proxy Card, the shares represented by the Proxy will be voted for the election of the directors listed as nominees in the Proxy, for the proposed amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock and at the discretion of the Proxy voters on any other matters voted upon at the meeting. A Proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, (2) delivery of a later-dated Proxy, including by telephone or Internet vote, or (3) attending the meeting and voting in person. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a Proxy.

The cost of the solicitation of Proxies will be borne by the Company. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of Proxies, including the solicitation of Proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee of approximately $10,000 plus disbursements. In addition, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. Brokers, nominees, custodians, and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending proxy materials to beneficial owners.

Voting Securities and Record Date

The Board of Directors has fixed April 4, 2008 as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date approximately 29,557,999 shares of the Company’s common stock, par value $.10 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. A majority of the shares entitled to vote represented in person or by proxy will constitute a quorum for action at the Annual Meeting. Abstentions, and Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”) absent voting instructions from the beneficial owner, are counted for the purposes of determining the presence or absence of a quorum for the transactions of business.

Electronic Delivery of Proxy Statement and Annual Report

The Proxy Statement and the 2007 Annual Report are available on the Company’s Internet site at www.xrite.com/company_investor_relations.aspx.

Most shareholders can elect to receive future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save the Company the cost of producing and mailing these documents by:

•	Following the instructions provided when you vote over the Internet, or

•	Going to the Company’s Internet page at www.xrite.com/company_investor_relations.aspx under Shareholder Services and following the instructions provided.

If you are a shareholder of record and you choose to receive future Proxy Statements and Annual Reports over the Internet, you will receive an annual e-mail message containing the Internet address to access the Company’s Proxy Statement and Annual Report. The e-mail also will include instructions for voting over the Internet.

If you hold your shares in “street name”, and choose to receive future Proxy Statements and Annual Reports over the Internet and your bank, broker or other holder of record participates in the service, you will receive an annual e-mail message containing the Internet address to use to access the Company’s Proxy Statement and Annual Report.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation specify that the Board of Directors shall consist of at least six (6), but not more than nine (9) members, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors at nine (9). The Articles also specify that the Board of Directors be divided into three classes, with the directors of the classes to hold office for staggered terms of three (3) years each.

Unless otherwise specifically directed by a marking on a shareholder’s Proxy, the persons named as proxy voters in the accompanying Proxy will vote for the nominees described below. If any of these nominees were to become unable to serve as a director, which is not now anticipated, the Board of Directors may designate a substitute nominee, in which case the accompanying Proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Directors are elected by a plurality of the votes cast by shareholders entitled to vote on their election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Any shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

NOMINEES

The Board of Directors has nominated Stanley W. Cheff, Dr. Massimo S. Lattmann and John E. Utley for election as directors to three-year terms expiring in 2011. Each of these director nominees is presently serving as a director of the Company.

The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

The content of the following table relating to age and business experience is based upon information furnished to the Company by the nominees and directors.

Names, (Ages), Positions and Backgrounds of Directors & Director Nominees	Service as a Director
Nominees for Election with Terms to Expire in 2011

Stanley W. Cheff (66) retired in 2004 as Chairman of the Board of Wolverine Building Group, a construction firm headquartered in Michigan. Previously, Mr. Cheff served as President and Chief Executive Officer of Wolverine Building Group, holding that position for more than five years.

Director since 1996 Chairman of Nominating & Governance Committee and Member of the Compensation Committee

Dr. Massimo S. Lattmann (64) is a Founder, Senior Partner and Chairman of Venture Partners AG since 1997. Prior to 1997, he held several senior management positions in industry and was the founder and CEO of the Instrumatic Group from 1977 until its sale in 1991. Prior to the Company’s acquisition of Amazys Holding AG, Dr. Lattmann served on its Board of Directors since 1997.

Director since 2006 Member of the Nominating & Governance Committee

Nominees for Election with Terms to Expire in 2011

John E. Utley (67) is a general business consultant. He retired in 1999 as Acting Deputy President of Lucas Varity Automotive. Lucas Varity was headquartered in London, England before being sold to TRW, Inc. Prior to that, he served in several senior management positions for more than five years, including Senior Vice President Strategic Marketing for Varity Corporation, and served as Chairman of the Board of both Kelsey Hayes Co. and Walbro Corporation.

Director since 2000 Chairman of the Board of Directors, Member of the Audit Committee, and Ex-officio member of the Compensation Committee and Nominating & Governance Committee
Directors Whose Terms Expire in 2010

Gideon Argov (51) is President and CEO of Entegris, a materials integrity management company serving high technology industries. Mr. Argov became President and CEO of Entegris immediately after its merger with Mykrolis on August 5, 2005. He had served as CEO of Mykrolis since November 2004. Prior to joining Mykrolis, Mr. Argov was a special limited partner of Parthenon Capital, a Boston-based private equity partnership, since 2001. Prior to the Company’s acquisition of Amazys Holding AG, Mr. Argov served on its Board of Directors since 1997. Mr. Argov currently serves on the Board of Directors of Fundtech Corporation and Interline Brands, Inc.

Director since 2006 Member of the Compensation Committee

L. Peter Frieder (64) is the President and CEO of Gentex Corporation, a designer, developer and manufacturer of integrated life support systems for human protection and enhanced human performance headquartered in Carbondale, Pennsylvania. He has held that position for more than five years. Mr. Frieder also serves as a Senior Vice President for U.S. Business Development for Essilor, which designs and manufactures corrective lenses worldwide.

Director since 2003 Member of the Nominating & Governance Committee

Thomas J. Vacchiano, Jr. (55) is the President and CEO of the Company and has held that position since October 1, 2006. He joined X-Rite as its President in July 2006 as part of Amazys acquisition. Beginning in January 2001, he served as President and the CEO for Amazys Holding AG. Amazys was a color technology company headquartered in Switzerland and was publicly traded on the Swiss Stock Exchange.

Director since 2006
Directors Whose Terms Expire in 2009

Mario Fontana (61) has served as a member of the Board of Directors of various public companies over the past seven years. Prior to the Company’s acquisition of Amazys Holding AG, Mr. Fontana served as the Chairman of its Board of Directors since 2004. Mr. Fontana currently serves on the Board of Directors of the following public companies: Swissquote, Inficon, Dufry AG (traded on the Swiss Exchange), and Hexagon AB (traded on the Stockholm Exchange). He also serves on the Board of SBB, the Swiss Railways Company. Prior to his board activities, Mr. Fontana held senior executive positions at Hewlett-Packard for over 15 years.

Director since 2006 Member of the Nominating & Governance Committee

Paul R. Sylvester (48) is the CFO of MPI Research, a privately held company headquartered in Michigan that focuses on the preclinical research and development needs of the pharmaceutical and biotechnology industries. He retired in March 2008 as CEO and Co-Chairman of the Board of Manatron, Inc., a provider of property tax solutions for state and local government. Mr. Sylvester was appointed President and Chief Executive Officer of Manatron in March of 1996 and served as a director at Manatron from 1987 to 2008. Mr. Sylvester is a CPA.

Director since 2003 Chairman of the Audit Committee and Member of Compensation Committee

Mark D. Weishaar (50) is CEO and President of Sturgis Molded Products, a custom injection molding company headquartered in Michigan, and has held that position since 1997. Mr. Weishaar is a CPA and served as a Partner and Member of the Board of Directors of BDO Seidman, LLP where he worked for 15 years in various capacities.

Director since 2003 Chairman of the Compensation Committee and Member of the Audit Committee

NOMINATION OF DIRECTORS

The Nominating and Governance Committee (“NGC”) annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the NGC considers, among other things, the qualifications of individual director candidates.

The objective of the NGC is to have a Board comprised of members with diverse backgrounds. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to Board activities. Although there are no stated minimum criteria for director nominees, the Board takes into account many factors, including general understanding of technology, marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. The Board does, however, believe it is appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules, and that a majority of the members of the Board meet the definition of “independent director” under The NASDAQ Stock Market (“NASDAQ”) rules. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the NGC also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board, and the results of the most recent Board self-evaluation.

Although the Company does not have a formal policy concerning shareholder recommendations, the NGC will consider shareholder recommendations for candidates for the Board. To date, the Company has not received any recommendations from shareholders requesting that the NGC consider a candidate for inclusion in the slate of nominees in the Company’s proxy statement. Recommendations should be submitted in writing to the Company indicating the name of any recommended candidate for director, together with a brief biographical sketch, and a document indicating the candidate’s willingness to serve, if elected, to the attention of the Corporate Secretary of the Company. To be included in the Company’s proxy statement relating to the 2009 annual meeting of shareholders or to be considered at the meeting, recommendations must be received in the manner specified under “Shareholder Proposal—Annual Meeting” below.

DIRECTOR INDEPENDENCE

The Board has determined that, as of January 1, 2008, all of the non-employee Directors are “independent” for purposes of compliance with NASDAQ listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. Mr. Cheff was not independent until January 1, 2008. Each of the non-employee Directors is now independent and has no relationship with the Company, except as a Director and stockholder of the Company. Further, all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and NASDAQ listing standards. The Board based these determinations primarily on a review of the responses of the Directors to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with the Directors. The independent Directors, as of January 1, 2008, are as follows:

Gideon Argov	Massimo S. Lattmann
Stanley W. Cheff	Paul R. Sylvester
Mario Fontana	John E. Utley
L. Peter Frieder	Mark D. Weishaar

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The Board has adopted a charter for each of the three standing committees that addresses the make-up and functioning of the committees, along with a procedure for shareholder communications and the selection process for Board candidates. The Board has also adopted an Ethical Conduct Policy that applies to all of our employees, officers and Directors; a Whistleblower’s Protection Policy; and a Code of Ethics for Senior Executive Officers. The Company intends to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer by posting such information on the Company’s website. The following documents may be viewed on the Company’s Internet page at www.xrite.com/company_investor_relations.aspx under Corporate Governance and are also available in print to our shareholders by writing to our Corporate Secretary at X-Rite, Incorporated, 4300 44th Street, S.E., Grand Rapids, Michigan 49512:

•	Code of Ethics
•	Committee Charters
•	Ethical Conduct Policy
•	Overview—Board Candidates
•	Position Profile—Board Members
•	Whistleblowers’ Protection Policy

Each member of the Board of Directors is expected to make a reasonable effort to attend all meetings of the Board of Directors, all applicable committee meetings, and each Annual Meeting of Shareholders. All members of the Board attended the 2007 Annual Meeting of Shareholders. During fiscal 2007, the Board held five meetings and the committees held a total of 16 meetings. Each director attended at least 75 percent of the aggregate of the number of meetings of the Board plus the total number of meetings of all committees on which such director served.

The table below shows current membership for each of the standing Board committees:

Audit Committee	Nominating and Governance Committee	Compensation Committee
Paul R. Sylvester*	Stanley W. Cheff*	Gideon Argov
John E. Utley	Mario Fontana	Stanley W. Cheff
Mark D. Weishaar	L. Peter Frieder	Paul R. Sylvester
	Massimo S. Lattmann	Mark D. Weishaar*
	John E. Utley, ex-officio member	John E. Utley, ex-officio member

*	Committee Chairman

Below is a description of each standing committee of the Board of Directors. Each committee has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes and the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics. The Company’s management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing the Company’s financial statements. The Audit Committee’s role is one of oversight and does not provide any expert assurance or certification as to the Company’s financial statements or the work of the independent auditors. The Committee’s specific responsibilities are delineated in the Audit Committee Charter which includes the authority to engage and change auditors. The Audit Committee Charter can be viewed on the Company’s website. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that each of Paul R. Sylvester and Mark D. Weishaar is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of the Audit Committee is “independent” for purposes of NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. During 2007, the Audit Committee held eight meetings.

Compensation Committee. The primary function of the Compensation Committee is to assist the Board of Directors, and in certain circumstances the independent directors, in matters relating to compensation as may be appropriately delegated to it by the Board, or by the independent directors, as applicable. The Compensation Committee has a role in helping the Board of Directors, and in certain circumstances the independent directors, ensure a clear relationship between total compensation, organization performance, and returns to shareholders. This is based on the Board’s belief that total compensation programs, properly aligned with economic value creation and the values and goals of the Company, are essential tools in the delivery of sustainable value to shareholders. The Compensation Committee is currently comprised of four members, and all of the members are non-employee directors of the Company. During 2007, the Compensation Committee was comprised of independent directors with the exception of Mr. Cheff who was not independent until January 1, 2008. The independent directors of the Board of Directors determined executive officer compensation during 2007 as required by applicable laws, rules, regulations, and listing standards. During 2007, the Compensation Committee held four meetings.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee (“NGC”) is to assist the Board of Directors by (1) recommending qualifications and standards to serve as a director of the Company, (2) identifying individuals qualified to become directors of the Company, and (3) developing and evaluating corporate governance standards and policies for the Company. The NGC also reviews and evaluates the CEO’s performance and advises the Company’s Compensation Committee on its findings. During 2007, the NGC was composed of independent directors with the exception of Mr. Cheff who was not independent until January 1, 2008. The independent directors of the Board of Directors select the director nominees as required by applicable laws, rules, regulations, and listing standards. During 2007, the NGC held four meetings.

Director Compensation

For 2008, each Director who is not an employee of X-Rite, Incorporated receives a quarterly retainer of $10,000 ($16,000 for the chairperson), plus an additional quarterly retainer of $300 for each member of the Audit Committee ($750 for the chairperson) or the Compensation Committee ($750 for the chairperson), and an additional quarterly retainer of $500 for the chairperson of the NGC. In addition, immediately following each Annual Meeting of Shareholders each non-employee Director is granted equity in the form of stock options and restricted shares with an approximate value of $88,000. The number of options and shares is determined based on a formula similar to the formula used to determine the number of shares and options granted to executive officers discussed under Long Term Equity Incentive Awards on page 13 of this Proxy Statement. In 2007, the equity portion of each non-employee Director’s compensation was based on a fixed number of shares of restricted stock and stock options using the following allocation: 4,500 shares of restricted stock (6,500 for the chairperson) and an option to purchase 3,000 shares of the Company’s common stock (5,500 for the chairperson). All options are granted with an exercise price per share equal to the fair market value on the date of grant. The restricted stock and options vest after one year and have a ten year term.

Mr. Vacchiano receives no compensation for serving as a director, except that he, like all directors, is eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings.

DIRECTOR COMPENSATION IN FISCAL YEAR 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Gideon Argov	41,200	66,519	25,949	133,668
Stanley W. Cheff	43,450	66,519	25,949	135,918
Mario Fontana	40,000	66,519	25,949	132,468
L. Peter Frieder	42,000	66,519	25,949	134,468
Massimo S. Lattmann	40,000	66,519	25,949	132,468
Paul R. Sylvester	44,200	66,519	25,949	136,668
John E. Utley	65,200	98,854	44,459	208,513
Mark D. Weishaar	44,200	66,519	25,949	136,668

(1)

Reflects the expense recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 29, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2008. As of December 29, 2007, each non-employee Director had the following number of shares of restricted stock outstanding that were still unvested: Mr. Argov: 4,500; Mr. Cheff: 4,500; Mr. Fontana: 4,500; Mr. Frieder: 4,500; Mr. Lattmann: 4,500; Mr. Sylvester: 4,500; Mr. Utley: 6,500; and Mr. Weishaar: 4,500. The grant date fair value for these restricted shares is: Mr. Argov: $68,850; Mr. Cheff: $68,850; Mr. Fontana: $68,850; Mr. Frieder: $68,850; Mr. Lattmann: $68,850; Mr. Sylvester: $68,850; Mr. Utley: $99,450; and Mr. Weishaar: $68,850.

(2)

Reflects the expense recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 in accordance with FAS 123(R) and thus may include amounts from options granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 29, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2008. As of December 29, 2007, each non-employee Director had the following number of options outstanding: Mr. Argov: 7,052; Mr. Cheff: 78,000; Mr. Fontana: 7,052; Mr. Frieder: 25,551; Mr. Lattmann: 7,052; Mr. Sylvester: 32,455; Mr. Utley: 64,000; and Mr. Weishaar: 32,455. The outstanding options that are exercisable are included in the Securities Ownership of Management and Directors table.

Shareholder Communications with Directors

The Board has adopted a process for shareholder communications and the selection of new Board candidates. You can find links to these materials on the Company’s Internet site at: www.xrite.com/company_investor_relations.aspx.

Generally, shareholders who want to communicate with the Board or any individual Director can write to X-Rite, Incorporated, Corporate Secretary, 4300 44th Street, S.E, Grand Rapids, Michigan 49512.

Your letter should indicate that you are an X-Rite, Incorporated shareholder. Depending on the subject matter, management will forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

PROPOSAL 2

APPROVAL OF INCREASE IN AUTHORIZED COMMON STOCK

Article III of the Company’s Articles of Incorporation currently provides for authorized capital stock consisting of 50,000,000 shares of common stock, par value $.10 per share, and 5,000,000 shares of preferred stock, par value $.10 per share. As of April 4, 2008 there were 29,557,999 shares of common stock outstanding, and 2,945,143 shares were reserved for issuance in connection with various employee benefit plans. No shares of preferred stock are outstanding.

The Board of Directors has adopted a resolution approving an amendment to Article III of the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000, and recommending the amendment for approval by the Company’s shareholders.

The Board believes it is desirable for the Company to have the flexibility to issue additional shares of common stock in excess of the amount which is currently authorized without further shareholder action. The additional shares of common stock will be available for issuance from time to time, including for raising capital through the sale of common stock or securities convertible into common stock, in connection with a stock split or dividend, as consideration in connection with acquisitions and for attracting and retaining valuable employees and directors by issuing additional equity-based awards. While the Board is currently considering the Company’s capital structure and various financing alternatives, which may involve the issuance of common stock or securities convertible into common stock, the Board has no formal commitments to issue any additional shares of common stock at this time. The Board will determine whether, when and on what terms the issuance of shares may be warranted in connection with any of those purposes.

The Board recommends that Article III of the Company’s Articles of Incorporation be amended to read as stated on Appendix A to this Proxy Statement. The only change in Article III is the increase in the number of authorized shares of common stock from 50,000,000 to 100,000,000.

As is the case with the current authorized but unissued shares of common stock, the additional shares of common stock authorized by this proposed amendment could be issued upon approval by the Board without further vote of our shareholders except as may be required in particular cases by applicable law or NASDAQ rules. Under our Articles of Incorporation, shareholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership interest in the Company. If we issue additional shares of common stock or securities convertible into common stock, such issuance would have a dilutive effect on the voting power and could have a dilutive effect on the earnings per share of the Company’s currently outstanding shares of common stock. Additionally, the Company has no current intention of using additional shares of common stock as an anti-takeover defense, however, such an issuance could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company (through dilutive offerings or otherwise).

The affirmative vote of a majority of the outstanding shares of common stock is required for approval of this proposal. Since abstentions and broker non-votes are not affirmative votes, they will have the effect of votes cast against this proposal.

The Board recommends a vote FOR approval of the proposed increase in authorized common stock.

SECURITIES OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table contains information regarding ownership of the Company’s common stock by persons or entities known to the Company to beneficially own more than five percent (5%) of the Company’s common stock. The content of this table is based upon information contained in Schedules 13D and 13G furnished to the Company as well as information provided by The NASDAQ Stock Market and represents the Company’s understanding of circumstances in existence as of March 31, 2008.

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Daruma Asset Management, Inc. 80 West 40th Street, New York, NY 10018	2,515,500	8.60

State of Wisconsin Investment Board 121 East Wilson Street, Madison, WI 53703	1,854,233	6.34

Trigran Investments, Inc. 3201 Old Glenview Road, Wilmette, IL 60091	1,751,983	5.99

Barclays Global Investors NA (CA) 45 Fremont Street, San Francisco, CA 94105	1,647,986	5.63

Sagard Capital Partners, L.P. 325 Greenwich Avenue Greenwich, CT 06830	1,601,477	5.47

(1)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

SECURITIES OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table contains information regarding ownership of the Company’s common stock by each director, each named executive officer and all directors and executive officers as a group. The content of this table is based upon information supplied by the persons identified in the table or known to the Company and represents the Company’s understanding of circumstances in existence as of March 31, 2008.

Name	Shares Beneficially Owned(2)	Exercisable Options(3)	Total	Percent of Class(4)
Named Executive Officers
Thomas J. Vacchiano, Jr.	175,134	60,411	235,545	*
Mary E. Chowning(1)	33,884	127,807	161,691	*
Francis Lamy	27,801	7,115	34,916	*

Non-Employee Directors
Gideon Argov	34,065	7,052	41,117	*
Stanley W. Cheff	14,000	78,000	92,000	*
Mario Fontana	69,000	7,052	76,052	*
L. Peter Frieder	14,250	22,551	36,801	*
Massimo S. Lattmann	44,500	7,052	51,552	*
Paul R. Sylvester	9,250	32,455	41,705	*
John E. Utley	36,500	64,000	100,500	*
Mark D. Weishaar	14,000	32,455	46,455	*
All Directors and Executive Officers as a Group (11 persons)	472,384	445,950	918,334	3.11%

*	Less than one percent

(1)	On March 3, 2008, Ms. Chowning retired from her position as Chief Financial Officer. Ms. Chowning remained an employee of the Company through April 15, 2008.

(2)	Each person named in the table has sole voting and investment power with respect to the issued shares listed in this column. Excludes shares issuable pursuant to options.

(3)	This column reflects shares subject to options exercisable as of March 31, 2008, or within 60 days thereafter.

(4)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

COMPENSATION DISCUSSION & ANALYSIS

Role and Composition of the Committee

The Compensation Committee (the “Committee”) administers and approves all elements of compensation for corporate officers and periodically reviews them with management. The Nominating and Governance Committee (“NGC”) has the direct responsibility to review the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s (“CEO”) performance in light of those goals and objectives and, together with the independent directors, determines and approves the CEO’s compensation level based upon this evaluation. The Committee reviews the NGC’s determination with respect to the CEO’s compensation level with the independent non-employee members of the Board who are responsible for the final approval.

All members of the Committee are non-employee directors. During 2007, the Compensation Committee was composed of independent directors with the exception of Mr. Cheff who was not independent until January 1, 2008. The independent directors of the Board of Directors determined executive officer compensation during 2007 as required by applicable laws, rules, regulations, and listing standards. With the exception of annual stock option and stock grant awards as outlined under the Director Compensation discussion in this Proxy Statement, Committee members are not eligible to participate in any of the plans or programs that the Committee administers. The Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and sole authority to approve related fees and retention terms for these advisors. The Committee reports to the Board of Directors on its actions and recommendations following every meeting, and periodically meets in executive session without members of management or management directors present.

Compensation Philosophy and Practices

The key objectives of the Company’s executive compensation programs are to attract, motivate and retain talented executives who drive X-Rite’s success and industry leadership. The Company’s programs support these objectives by rewarding individuals for advancing business strategies and aligning Company interests and expectations with those of the stockholders. The programs are designed to provide executives with competitive compensation that maintains a balance between cash and equity compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of shareholder value. It is the Committee’s strong belief that its compensation philosophy will encourage executives to manage from the perspective of owners with an equity stake in the Company.

In constructing and applying these policies, a conscious effort is made to identify and evaluate programs for comparable employers, considering factors such as geography and industry influences, relative sizes, growth stages, and market capitalization. In fulfilling its role to assist the Board of Directors and the independent directors, the Compensation Committee has enlisted the assistance of a consulting firm to establish a peer group of corporations that can be used for compensation comparison and benchmarking purposes. This information was provided to the Company by Hewitt Associates, a major consulting firm experienced in all aspects of executive compensation analysis and design.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of U.S. publicly-traded companies in the electronic test and measurement industry (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes the Company competes for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

Analogic Corporation	Lecroy Corporation
Calamp Corporation	Measurement Specialties Inc.
Cohu Inc.	Mercury Computer Systems Inc.
Daktronics Inc.	Microsemi Corporation
Dionex Corporation	Mts Systems Corp.
Electro Scientific Industries Inc.	Newport Corporation
Finisar Corporation	Park Electrochemical Corp.
Heico Corp.	Photon Dynamics Inc.
Intermagnetics General Corp.	Planar Systems Inc.
Jaco Electronics Inc.	Zygo Corporation

Market data is only one factor used in determining executive compensation. Other factors that are considered include (i) the value of the position to the Company, (ii) what other peer executives within the Company are paid, (iii) how the job relates to those peers, and (iv) the contribution of the executive including tenure, skills, performance, and industry knowledge. The Company competes with many larger companies for top executive-level talent. As such, the Committee generally sets compensation for executive officers at the 50th percentile of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

Role of Executive Officers in Compensation Decisions

The independent directors, based on the recommendations of the Committee, make all compensation decisions and equity awards for the executive officers of the Company, which consist of the Chief Executive Officer (“CEO”), Chief Financial Officer, and Chief Technology Officer. The Committee also reviews and approves recommendations made by the CEO regarding compensation decisions and equity awards to other leadership team members (which includes other actively employed executives).

The Compensation Committee reviews the annual salary plan with the CEO for all of the Company’s executive officers and provides input to the independent directors and the entire Board of Directors to make such adjustments as the independent directors and Board of Directors determine appropriate based upon salary survey data for comparable employers, economic conditions in general, and evaluations by the CEO. Annual salary for the CEO is reviewed by the independent directors and the entire Board of Directors and adjusted based on the same considerations for other executive salaries, plus input from the NGC and its evaluation of the CEO’s performance.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

•	Salaries
•	Annual Cash Incentive (Bonus) Awards
•	Long Term Equity Awards (including stock options and restricted shares)
•	Severance Benefits (conditional on non-compete stipulation)
•	In-Service Benefits
•	Perquisites

Salaries

Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The salaries of the named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance, responsibilities and the Company’s need to be competitive in the market for executive services. Compensation recommendations are benchmarked and targeted to be in line with the 50th percentile of comparable positions with the Compensation Peer Group. Any salary increase for an executive officer must be approved by the Committee and the independent members of the Board of Directors.

Annual Cash Incentive Awards

Executive officers may be awarded annual cash bonuses which are earned based on Company performance criteria. Annual cash incentive awards are designed to reward short-term performance and achievement of designated strategic growth results. The award is considered annually and approved by the Committee. The Committee sets the minimum, target and maximum levels for the financial component of the short-term cash incentive award (“STIA”) annually for the next year. The target bonus is set based on an analysis of compensation for comparable positions with the Compensation Peer Group and is intended to provide a competitive level of compensation if the executive achieves higher performance objectives. Bonus levels are determined as a percentage of each executive’s base salary.

The metric for the 2007 STIA was weighted using 60 percent adjusted EBITDA (earnings before income tax, depreciation, and amortization) and 40 percent revenue. Adjusted EBITDA is defined as EBITDA with adjustments for restructuring and integration related expenses, FASB 123(R) expenses, and other non-recurring items. The 2007 calculation also includes adjustments for the Pantone acquisition, included in the Company’s results starting as of the October 24, 2007 acquisition date. For fiscal year 2008, the STIA performance component is weighted using 50 percent targeted revenue and 50 percent adjusted EBITDA.

For both 2007 and 2008, the named executive officers participating in the STIA program receive payments that range from 20 percent of base salary for achieving the minimum target performance level of 95 percent of targeted revenue and 90 percent of targeted adjusted EBITDA, to a maximum of 200 percent of base salary for achieving 105 percent or more of targeted revenue and 110 percent or more of targeted adjusted EBITDA.

Upon completion of the fiscal year, the Committee will assess the performance of the Company for each corporate financial objective of the STIA, comparing the adjusted actual results to the pre-determined target.

In March of 2008, the Company paid the following short-term incentive bonus relative to the Company’s 2007 performance. The STIA adjusted EBITDA and revenue targets were approved by the Board of Directors. The payouts under the plan reflect the achievement of 101.6 percent of targeted revenue and 99.4 percent of targeted adjusted EBITDA. In addition, the Board of Directors awarded a discretionary bonus as described below.

	2007 STIA ($)	Discretionary Bonus ($)	2007 Total Cash Bonus ($)
Thomas J. Vacchiano, Jr.	205,488	6,912	212,400
Mary E. Chowning	151,547	5,098	156,645
Francis Lamy	168,048	5,653	173,701

Long Term Equity Incentive Awards

Equity-based compensation and ownership ensures that the Company’s executive officers have a continuing stake in the long term success of the Company. The Company’s approach to equity compensation is designed to balance business objectives with pay-for-performance, retention, competitive market practices, and stockholder interests. Long-term incentive awards (“LTIA”) are comprised of a mix of stock options and performance-based restricted stock. Stock options provide a material incentive to employees by providing an opportunity for a stock ownership stake in the Company. Performance shares provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to relative total shareholder return.

These awards are considered annually and currently use an adjusted EBITDA growth objective target to determine the underlying value of the award. The LTIA adjusted EBITDA targets are established to reflect expected growth for a three year horizon. LTIA provides senior management with an incentive opportunity linked to multiple year corporate financial performance and stockholder value. Equity awards are also granted periodically to a select group of non-executive employees whose contributions and skills are critical to the Company’s long-term success.

In general, annual LTIA compensation awards are determined at the Committee’s regularly scheduled first quarter meeting and are reflected in the Summary Compensation Table on page 19 and the Grants of Plan Based Awards Table on page 20. The underlying value of the LTIA to named executive officers was determined based on a dollar amount indicated by the “50th percentile” of long-term compensation for the Compensation Peer Group for the applicable position as indicated in the peer market data, with a certain percent of this amount to be in the form of stock options and a certain percent of this amount to be in the form of restricted stock. The exact equity allocation, vesting schedule, and performance measures may vary from year to year. For purposes of determining the number of shares issued and options granted, the Company uses a modified Black-Scholes valuation applied on a consistent basis from year to year.

In February of 2007, the LTIA consisted of 40 percent in stock options vesting in equal annual installments over a period of three years from the date of grant and 60 percent in performance-based restricted stock cliff vesting after three years. These grants were awarded as follows:

	2007 LTIA
	Restricted Shares (#)	Stock Options (#)
Thomas J. Vacchiano, Jr.	39,247	52,330
Mary E. Chowning	14,718	19,624
Francis Lamy	13,082	17,443

The 2007 LTIA performance-based restricted stock awards vest based upon the achievement of the cumulative revenue and the cumulative adjusted EBITDA growth objectives outlined below.

Revenue (3 Year Cumulative Total) (weighted 33%) ($ millions)			Adjusted EBITDA (3 Year Cumulative Total) (weighted 67%) ($ millions)			Vesting Threshold (% of Target)
Less than		852	Less than		198	0
852	to	859	198	to	199	20
860	to	868	200	to	201	40
869	to	877	202	to	203	60
878	to	886	204	to	205	80
Greater than		887	Greater than		206	100

In March of 2008, the Committee reviewed the 2008 LTIA compensation program for executive officers and established an LTIA level based on the 50th percentile of market for the position based on the Compensation Peer Group. This plan consists of 50 percent in stock options vesting in equal annual installments over a period of three years from the date of grant and 50 percent in performance-based restricted stock cliff vesting after three years.

These LTIA grants were awarded as follows:

	2008 LTIA
	Restricted Shares (#)	Stock Options (#)
Thomas J. Vacchiano, Jr.	28,565	57,129
Mary E. Chowning	10,712	21,423
Francis Lamy	10,712	21,423

The 2008 LTIA performance-based restricted stock awards vest based upon the achievement of the cumulative adjusted EBITDA growth objectives outlined below.

Adjusted EBITDA (3 Year Cumulative Total) ($ millions)			Vesting Threshold % of Target
Less than		221	0
221	to	222	20
223	to	224	40
225	to	227	60
228	to	229	80
Greater than		230	100

The Company uses the closing price of the Company’s common stock on the grant date as the exercise price of the option awards.

On March 13, 2008, in addition to the LTIA grants noted above, Mr. Lamy was awarded a one-time stock option award to purchase 50,000 shares of X-Rite stock. These stock options will vest in equal annual installments over a period of three years from the date of grant. Special one-time option awards support retention, recognize new job responsibilities, and better align management and shareholder interests.

Stock Ownership Guidelines

In an effort to further align the interests of management and shareholders, effective February 28, 2008, the Committee established stock ownership guidelines applicable to executive officers and other members of the executive band leadership of the Company. The Company believes that linking a portion of key management’s current and potential future net worth to the Company’s success, as reflected by the stock price, helps to ensure that management has a stake similar to that of the Company’s shareowners. The guidelines also encourage the long-term management of the Company for the benefit of the shareholders.

The guidelines are based on the executive’s position and his or her base salary. The Company expects its key leaders to own, within five years of the later of the effective date of these guidelines, an executive officer’s appointment, or his or her designation as executive officer or executive band leader to which these guidelines apply, Company stock having a value equal to a multiple of their annual base salary. The types of ownership arrangements counted toward these guidelines are those securities that are beneficially owned by an executive officer and executive band leader, excluding unexercised options. The stock ownership guidelines for the officer positions are shown in the table below:

Multiple of Salary
Chief Executive Officer	4 times base salary
Other Executive Officers	2 times base salary
Other Executive Band Leaders	2 times base salary

Severance Benefits

Currently, Mr. Vacchiano, Ms. Chowning, and Mr. Lamy have employment agreements with the Company that provide for severance benefits. Details of those agreements are discussed under Agreements and Other Arrangements on page 16 of this Proxy Statement.

Except for those officers named above, the Company’s severance policy provides for the following benefits for its executive level employees (other than those whose severance benefits are governed by local law). In the event that a covered executive’s employment is terminated by the Company without cause or by the covered executive for good reason, they will receive (i) severance pay equal to their monthly salary for the last full month immediately preceding termination for twelve (12) months, (ii) any accrued and unused vacation pay, (iii) a pro rata portion of any annual performance bonus to which they would have been entitled for the year in which the covered executive’s employment is terminated, (iv) payment of continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve (12) months following the date of termination, and (v) immediate vesting of all stock options and restricted shares that would have vested during the severance period, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate.

In-Service Benefits

The Company provides a number of benefit plans including the X-Rite, Incorporated Retirement Savings Plan and related supplemental plans to its executives and certain other U.S. based employees. The Company also provides other benefits such as medical, dental, life insurance and long-term disability coverage, as well as vacation and other paid holidays. These benefits are available to all U.S. based employees, including each named executive officer, and are comparable to those provided at other peer group companies. These programs are designed to provide certain basic quality of life benefits and protections to all Company employees and at the same time enhance the Company’s attractiveness as an employer of choice.

The Committee periodically reviews the levels of personal benefits provided to named executive officers. A detailed analysis of these benefits is included in footnote #9 to the Summary Compensation Table.

Perquisites

The Company provides certain other small perquisites to its executives. These benefits in 2007 and 2008 include moving expenses and country club memberships, as well as several statutory benefits with respect to educational and health allowances as prescribed under Swiss Law. A detailed analysis of these benefits is included in footnote #9 to the Summary Compensation Table.

Establishing STIA and LTIA Targets

Generally, the Committee sets STIA targets for each year based on the annual operating plan. The Committee also establishes LTIA targets which are based on the Company’s long-term financial objectives and are set in alignment with the Company’s strategic plan and expectations regarding Company performance. In making the annual determination, the Committee may consider the specific circumstances facing the Company during the coming years. The Committee believes that it has established targets that are in line with the current global economic and competitive environment in which the Company operates.

While performance targets are established at levels that are intended to be achievable, a maximum STIA and LTIA payout would require very high levels of Company performance. Overall, the Company believes that a payout at the 80 percent level should be achievable, payout at the 100 percent level is challenging and payout at the 110 percent level is difficult.

Employment Agreements and Change in Control Agreements

Our executive officers are parties to employment agreements with the Company. In January of 2006, in connection with the Amazys transaction, the Company entered into employment agreements with Thomas J. Vacchiano, Jr., Mary E. Chowning, and Francis Lamy. When evaluating the value of these agreements, the Company considered such factors as retention, competitive advantage through non-compete and non-solicitation clauses, best practices with peer group companies, and continued dedication and support of a cohesive management team and concluded that it was in the best interest of the Company to enter into these agreements.

Our executive officers are parties to change in control agreements with the Company, details of which are outlined under the heading “Change in Control Agreement” in this Proxy Statement. The Company believes that it is in the best interest of the Company and its shareholders to foster senior management’s objectivity in making decisions with respect to any potential change in control of the Company and to ensure that the Company will have their continued dedication and availability. Accordingly, the Company believes that it is appropriate to provide executive officers with compensation arrangements upon a change in control.

Ethical Conduct

To help ensure that stock-based grants reward only those executives who benefit the Company, the Company’s equity plans and agreements provide that awards will be cancelled and that certain gains must be repaid if an executive violates certain provisions of the award agreement. These provisions include prohibitions against engaging in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information or violating the Company’s Business Conduct Guidelines. Annual cash incentive payments are also conditioned on compliance with these Guidelines.

Every executive is held accountable to uphold and comply with these Guidelines. Upholding the Guidelines contributes to the success of the individual executive, and to the Company as a whole.

Compliance

During 2007, the Company complied with current NASDAQ rules with respect to independent director and/or entire Board of Directors approval of CEO compensation in an executive session where the CEO is not present as well as independent director and/or entire Board of Directors approval requirements of all executive officer compensation.

Tax and Accounting Implications

Deductibility under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company’s CEO and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company’s Incentive Performance Plan for Certain Executives should qualify as performance-based. The Plan permits an executive officer who is subject to Section 162(m) and whose salary is above $1 million to defer payment of a sufficient amount of the salary to bring it below the section 162(m) limit. The Company’s stockholders have approved terms under which the Company’s annual and long-term performance incentive awards should qualify as performance-based, as required by the Internal Revenue Service. These terms do not preclude the Committee from making any payments or granting any awards, whether or not such payments or awards qualify for tax deductibility under Section 162(m), which may be appropriate to retain and motivate key executives. The Company will generally seek to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its stockholders.

Accounting for Stock-Based Compensation

On January 1, 2006, the Company began accounting for stock-based payments for all stock option and stock grant programs in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of X-Rite, Incorporated, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 29, 2007.

Compensation Committee:

Mark D. Weishaar, Chairman

Gideon Argov

Stanley W. Cheff

Paul R. Sylvester

John E. Utley, ex-officio member

AGREEMENTS AND OTHER ARRANGEMENTS

Change in Control Agreements

The Company’s Board of Directors approved the X-Rite Change In Control Severance Plan for Senior Executives (“Change in Control Plan”) for certain of its executive officers effective April 1, 2007. Under the terms of the Change in Control Plan, following a change in control, if a participant’s employment is terminated (1) by the Company other than for cause, disability or death of the participant or (2) by the participant with good reason (“Qualifying Termination”), the Company is obligated to pay the participant a lump-sum in cash equal to (i) the participant’s unpaid base salary, accrued vacation pay and expenses, (ii) amounts unpaid to the participant under the annual short-term incentive plan in respect of the most recently completed fiscal year, (iii) an amount equal to two times the greater of the participant’s base salary for the year in which the participant is terminated or as in effect prior to the change in control, (iv) a bonus amount equal to two times the greater of participant’s target incentive opportunity established under the annual short-term incentive plan in effect for the plan year in which the participant is terminated or as in effect prior to the change in control, (v) a pro rata portion of the participant’s target incentive opportunity for the year the participant is terminated or as in effect prior to the change in control, whichever is greater, (vi) payment of continuation health coverage premiums for twenty-four (24) months following the date of the Qualifying Termination, and (vii) excise tax gross-up on severance payments, if triggered. In addition, upon a Qualifying Termination, unless otherwise provided in a plan document, award agreement or otherwise, all of the participant’s outstanding equity-based long-term incentive vehicles, including stock options stock appreciation rights, restricted stock, and restricted stock units (“Equity Awards”) shall vest. In the event such Equity Awards would not otherwise vest solely by the continued employment of the Executive (“Performance Vesting Awards”), such Performance Vesting Awards shall vest at the time of the change in control. The number of shares that shall vest shall be determined as if a target level of performance has been achieved and shall be prorated based on the length of time within the performance period elapsed prior to the change in control.

Employment, Severance and Other Agreements

Thomas J. Vacchiano, Jr.

Effective October 1, 2006, Mr. Vacchiano was appointed President and CEO as well as a member of the Board of Directors. Mr. Vacchiano was the President and CEO of Amazys from January 2001 until the acquisition of Amazys by the Company in July 2006.

Mr. Vacchiano entered into an employment agreement with X-Rite in connection with the acquisition of Amazys under which Mr. Vacchiano had agreed to serve as President and COO of the Company for a period of three years from the completion of the Amazys acquisition (July 5, 2006) unless earlier terminated in accordance with its terms. Currently, Mr. Vacchiano’s annual base salary is $320,000. Under the terms of his existing employment agreement Mr. Vacchiano is (i) entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives, and (ii) entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, generally a combination of stock options and restricted stock, with the exact equity allocation determined each year.

In the event of termination of Mr. Vacchiano’s employment by Mr. Vacchiano for good reason or by the Company without cause, Mr. Vacchiano will receive as outlined in the Employment Agreement (i) severance pay equal to his monthly salary for the last full month immediately preceding his termination for twelve (12) months, if terminated by Mr. Vacchiano for good reason, and for the greater of (a) the number of months remaining in the initial three (3) year term of his Employment Agreement or (b) twelve (12) months, if terminated by the Company without cause, (ii) a pro rata portion of any annual performance bonus to which Mr. Vacchiano would have been entitled for the year in which the Employment Period is terminated; provided that if employment is terminated within the first (6) six months of the year, the executive’s pro rata portion received shall be based on (6) six months of service during the year, (iii) payment of continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for eighteen (18) months following the date of termination, and (iv) immediate vesting of all stock options and restricted shares held by Mr. Vacchiano, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate. Mr. Vacchiano is also a participant in the Change in Control Plan discussed above in “Change in Control Agreements”.

Mary E. Chowning

On April 15, 2008, Ms. Chowning retired from the Company after serving as its Executive Vice President and Chief Financial Officer. Upon retirement, Ms. Chowning received, as outlined in her Employment Agreement, (i) severance pay equal to her monthly salary for the last full month immediately preceding her termination for twelve (12) months, (ii) a pro rata portion of her annual performance bonus for the 2008 year based on (6) six months of service during the year, (iii) payment of continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve (12) months following the date of retirement, and (iv) immediate vesting of all stock options and restricted shares held by Ms. Chowning, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate.

Francis Lamy

In connection with the acquisition of Amazys, the Company and Mr. Lamy entered into an Employment Agreement on January 30, 2006. Mr. Lamy serves as the Company’s Executive Vice President and Chief Technology Officer. Currently, Mr. Lamy’s annual base salary is CHF 338,077 (equal to $299,847 using a 2007 year-end exchange rate). Under the terms of the existing Employment Agreement, Mr. Lamy is (i) entitled to participate in any bonus plan or other incentive compensation program applicable to the Company’s executives, and (ii) entitled to participate in any long-term incentive compensation program applicable to the Company’s executives, generally a combination of stock options and restricted stock, with the exact equity allocation determined each year.

Additionally, under the Employment Agreement, Mr. Lamy is entitled to (i) a CHF 32,500 (equal to $28,825 using a 2007 year-end exchange rate ) per year allowance as a contribution to Mr. Lamy’s personal health insurance, and (ii) a CHF 5,000 (equal to $4,435 using an average exchange rate for 2007) per year allowance for obtaining tax consulting advice associated with being an officer of a U.S. based corporation, and (iii) a pension scheme in accordance with the applicable provisions of Swiss law, the premiums for which shall be apportioned between the Company and Mr. Lamy in accordance with the contribution levels provided for in the pension scheme of Amazys.

In the event of termination of Mr. Lamy’s employment by the Company without cause or by Mr. Lamy for good reason, Mr. Lamy will receive, as outlined in the Employment Agreement, (i) severance pay equal to his monthly salary for the last full month immediately preceding his termination for twelve (12) months, (ii) a pro rata portion of any annual performance bonus to which Mr. Lamy would have been entitled for the year in which the Employment Period is terminated; provided that if employment is terminated within the first (6) six months of the year, the executive’s pro rata portion received shall be based on (6) six months of service during the year, (iii) the continuation of his health insurance allowance for twelve (12) months following the date of termination, and (iv) immediate vesting of all stock options and restricted shares held by Mr. Lamy, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate. Mr. Lamy is also a participant in the Change in Control Plan discussed above in “Change in Control Agreements”.

Director Emeritus Program

Any director of the Corporation serving prior to February 10, 2004, who serves the shorter of at least: (i) nine years or (ii) three maximum length terms of office as a director and who either resigns as a director or does not stand for reelection, shall be entitled to be considered for the position of “Director Emeritus.” If nominated by the Nominating and Governance Committee and elected by the Board of Directors, a Director Emeritus shall continue in that position for a period equal to the time served as a regular director prior to February 10, 2004, or until an earlier resignation or death. During their tenure, Directors Emeritus shall be given notices of all meetings of the Board of Directors, and they shall perform such consulting services for the Corporation as the Board of Directors may reasonably request from time to time. Directors Emeritus shall be entitled to attend and participate in all such meetings of the Board of Directors, except that they may not vote and they shall not be counted for purposes of determining a quorum. Directors Emeritus shall receive an annual cash retainer fee equal to the lesser of: (i) the annual cash retainer fee in place at the time the director resigned as a director or did not stand for reelection; or (ii) the annual cash retainer fee in place at any time during the period such director holds the position of Director Emeritus, and shall be entitled to reimbursement for expenses of attendance at meetings of the Board, but they shall receive no other compensation from the Corporation.

Currently, there are five individuals who hold the Director Emeritus position and receive an annual cash retainer fee of $20,000 each. They are Peter Banks, Marvin DeVries, James Knister, Ted Thompson, and Ronald A. VandenBerg.

Thompson Agreement

At the time former Chairman Ted Thompson retired from his position as the Company’s Chief Executive Officer and retired from day-to-day management of the Company’s affairs, the Company entered into an agreement with Mr. Thompson for the purpose of defining an ongoing relationship with the Company. In addition to specifying his responsibilities, compensation, and benefits, the agreement provided for compensation and insurance benefits for a period of five years after conclusion of his service as Chairman. On September 13, 2001, Mr. Thompson retired as Chairman of the Company and an amendment to that agreement was entered into providing Mr. Thompson certain health benefits in lieu of certain compensation. Mr. Thompson is obligated not to compete with the Company for a period ending two years after termination of the agreement. In 2007, exclusive of Director Emeritus fees, Mr. Thompson received a total of $12,093 from the Company, of which $9,954 related to automobile program, and $2,139 applied to charges relative to a Special Post Employment Health Plan. Under the terms of the Special Post Employment Health Plan, the benefits under this plan will terminate on September 13, 2011. In 2006, the Board of Directors voted to allow Mr. Thompson’s automobile program to run for two additional years, thereby allowing it to complete the existing lease cycle.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

The following table sets forth the compensation paid or accrued by the Company for the year ended December 29, 2007 for services rendered in all capacities by our executive officers during the fiscal year ended December 29, 2007 (the “named executive officers”):

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

Name and Principal Position	Year		Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)(6)(7)	Option Awards ($)(5)(6)(7)	Non-Equity Incentive Plan Compensation ($)(8)	All Other Compensation ($)(9)	Total ($)
Thomas J. Vacchiano, Jr. President, Chief Executive Officer	2007 2006	(3)	319,808 149,039	6,912 —	132,494 —	373,833 8,580	205,488 46,500	54,272 6,157	1,092,808 210,276

Mary E. Chowning(1) Executive Vice President, Chief Financial Officer	2007 2006		294,807 279,807	5,098 155,000	363,903 93,395	175,924 134,634	151,547 34,200	11,312 18,503	1,002,591 715,539

Francis Lamy(2) Senior Vice President, Chief Technology Officer	2007 2006	(3)	283,012 143,008	5,653 —	44,164 —	43,107 —	168,048 32,233	29,524 21,218	573,508 196,459

(1)	On March 3, 2008, Ms. Chowning retired from her position as Chief Financial Officer. Ms. Chowning remained an employee of the Company through April 15, 2008.

(2)	Mr. Lamy was paid in Swiss francs. Amounts shown in this table were converted to U.S. dollars using an average exchange rate for the related year represented above.

(3)

Messrs. Vacchiano and Lamy joined the Company on July 5, 2006 upon the completion of the Amazys acquisition. Their compensation information for 2006 reflected in the table above consists of compensation paid by the Company since the date of the Amazys acquisition.

(4)

In 2007, the Board of Directors awarded a discretionary bonus to the named executive officers in the amounts specified in the Summary Compensation Table. These amounts present the additional STIA bonus amounts that would have been earned if the Company had achieved 100 percent of targeted adjusted EBITDA. Actual performance was 99.4 percent of targeted adjusted EBITDA and 101.6 percent of targeted revenue. In 2006, the Board of Directors awarded a discretionary STIA bonus to the named executive officers in the amounts specified in the Summary Compensation Table. In 2006, Ms. Chowning was also awarded a special discretionary bonus of $155,000 in connection with the acquisition and integration of Amazys.

(5)	See the “Grants of Plan-Based Awards Table for Fiscal Year 2007” for information regarding these stock and option awards.

(6)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 29, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2008.

(7)

The 2007 amounts for Ms. Chowning include acceleration of expense for 23,524 stock options and 17,713 shares of restricted stock that were unvested as of December 29, 2007. Under the terms of Ms. Chowning’s Employment Agreement, as of October 2007 she had fulfilled the required contract obligations (service period) that entitled her to receive immediate vesting of all unvested stock options and restricted shares upon her termination of employment. In accordance with FAS 123(R), expense related to these options and awards must be recognized over the related service period. Of these unvested stock options, 7,842 vested on March 8, 2008 and 15,682 vested upon her April 15, 2008 retirement date. Of these restricted shares, 10,057 shares vested during the month of February 2008 and 7,656 shares vested upon her April 15, 2008 retirement date. Details of Ms. Chowning’s Employment Agreement are discussed under Agreements and Other Arrangements on page 16 of this Proxy Statement.

(8)	See the “Annual Cash Incentive Awards” discussion in the Compensation Discussion and Analysis for information on these awards.

(9)	The compensation amounts set forth in the All Other Compensation column for the named executive officers are detailed in the following table:

2007 Name	Moving Expenses ($)	Group Term Life Premiums ($)	Company Contributions to 401(k) Plan ($)	Country Club Annual Membership Dues ($)	Education Allowance ($)	Health Allowance ($)	Total ($)

Thomas J. Vacchiano, Jr.	44,511	4,636	5,125	—	—	—	54,272
Mary E. Chowning	—	1,487	3,875	5,950	—	—	11,312
Francis Lamy	—	—	—	—	2,438	27,086	29,524

2006 Name	Moving Expenses ($)	Group Term Life Premiums ($)	Company Contributions to 401(k) Plan ($)	Personal Use of Company Paid Automobile ($)	Country Club Annual Membership Dues ($)	Health Allowance ($)	Expense Allowance ($)	Total ($)

Thomas J. Vacchiano, Jr.	4,958	1,199	—	—	—	—	—	6,157
Mary E. Chowning	—	1,448	3,750	8,305	5,000	—	—	18,503
Francis Lamy	—	—	—	—	—	13,135	8,083	21,218

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2007

The following table contains information regarding restricted stock awards and stock option awards granted to the named executive officers during the preceding fiscal year:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)(3)	Grant Date Fair Market Value of Options and Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas J. Vacchiano, Jr.	n/a	38,400	192,000	384,000		—	—	—	—	—
	3/8/2007	—	—	—	7,849	39,247	39,247	56,230	12.50	911,104
Mary E. Chowning	n/a	28,320	141,600	283,200		—	—	—	—	—
	3/8/2007	—	—	—	2,944	14,718	14,718	23,524	12.50	359,899
Francis Lamy	n/a	26,880	134,400	268,800		—	—	—	—	—
	3/8/2007	—	—	—	2,616	13,082	13,082	21,343	12.50	323,139

*	Columns indicated by red are supplementary columns that companies must include to the extent applicable. If these columns are not applicable to your company, please delete these columns before submitting the files.

(1)

These columns show the range of payouts for 2007 performance under the STIA plan as described in the section titled “Annual Cash Incentive Awards” in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s base salary. The threshold is equal to 20 percent of the target value and the maximum is equal to 200 percent of the target value. There would have been no payment if minimum performance levels (threshold) were not met. The payment for 2007 non-equity incentive awards was made in 2008 and is shown in the Summary Compensation Table in the column titled “Non-equity Incentive Plan Compensation.” The STIA is discussed further under the Annual Cash Incentive Awards on page 11 of this Proxy Statement.

(2)

These columns include the awards granted in 2007 under the LTIA plan as described in the section titled “Long Term Equity Incentive Awards” on page 12 of this Proxy Statement. These awards vest based upon the satisfaction of certain Company performance targets based on a three year cumulative revenue and cumulative adjusted EBITDA. The threshold values represent 20 percent of the target award that could be earned. There would be no payment if minimum performance levels (threshold) were not met.

(3)	The exercise price is the closing price of the Company’s stock on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses outstanding equity awards held by named executive officers, including out-of-the money awards, on a grant-by-grant basis for stock option and similar awards and on an aggregate basis for non-vested stock and equity incentive plan awards as of fiscal year-end:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
	Exercisable	Unexercisable
Thomas J. Vacchiano, Jr.	41,667	83,333	—	11.25	12/18/2016	—	—	7,849	91,755
	—	56,230	—	12.50	3/8/2017	—	—

Mary E. Chowning(1)	5,000	—	—	10.23	7/28/2013	17,713	150,393	2,944	34,415
	30,000	—	—	13.41	2/10/2014	—	—
	25,000	—	—	16.40	2/8/2015	—	—
	22,860	—		11.61	2/6/2016	—	—
	—	23,524	—	12.50	3/8/2017	—	—

Francis Lamy	—	21,343	—	12.50	3/8/2017	—	—	2,616	30,581

(1)	On March 3, 2008, Ms. Chowning retired from her position as Chief Financial Officer. Ms. Chowning remained an employee of the Company through April 15, 2008.

(2)

The unvested options of Messrs. Vacchiano and Lamy vest as follows: for options expiring on March 8, 2017, one-third will vest on March 8 of each year commencing on March 8, 2008; for options expiring on December 18, 2016, half of the remaining unexercisable shares vest on December 18, 2008 and the other half will vest on December 18, 2009. Of the unvested options of Ms. Chowning, 7,842 vested on March 8, 2008 and 15,682 vested upon her April 15, 2008 retirement date. As of December 29, 2007, the Company had recognized all of the expense related to these unvested stock options in accordance with FAS 123(R) as discussed in footnote 7 to the Summary Compensation Table on page 19 of this Proxy Statement.

(3)

Of the unvested stock awards listed in this column for Ms. Chowning, 10,057 shares vested during the month of February 2008 and 7,656 shares vested upon her April 15, 2008 retirement date. The market value is calculated using the closing price of the Company’s common stock as of December 29, 2007 ($11.69) less any amounts Ms. Chowning paid to receive the restricted share. As of December 29, 2007, the Company had recognized all of the expense related to these restricted shares in accordance with FAS 123(R) as discussed in footnote 7 to the Summary Compensation Table on page 19 of this Proxy Statement.

(4)

On March 8, 2007 the named executive officers were granted performance-based restricted stock that vests after three years based on the achievement of certain performance targets. If maximum performance goals were met, full payouts would be as follows: Mr. Vacchiano: 39,247 shares, $458,797 market value; Ms. Chowning: 14,718 shares, $172,053 market value; and Mr. Lamy: 13,082 shares, $152,929 market value. The amount shown in these columns represents the threshold performance amount, which is calculated as 20 percent of the total restricted stock award. The market value is calculated using the closing price of the Company’s common stock as of December 29, 2007 ($11.69).

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2007

The following table discloses options exercised and stock vested for named executive officers during fiscal 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(1)(2)
Thomas J. Vacchiano, Jr.	—	—	—	—
Mary E. Chowning	—	—	10,057	78,425
Francis Lamy	—	—	—	—

(1)

Ms. Chowning acquired 4,840 shares which vested in 2007 under the Company’s Cash Bonus Conversion Plan (“CBCP”). The CBCP expired in 2005 after share purchases with 2004 bonus payments. This plan provided an opportunity for certain executives of the Company to purchase restricted stock at 50 percent of market value, up to an amount equal to their annual cash bonus. Shares were issued in the name of the executive, who maintained all rights of a shareholder, subject to certain restrictions on transferability and a risk of forfeiture. The forfeiture provisions lapse by 20 percent after six months and an additional 20 percent annually thereafter. The difference between the purchase price and the fair value of the restricted stock on the vesting date represents the value realized on vesting. The CBCP was not renewed. On December 29, 2007, Ms. Chowning held 7,280 restricted shares under the CBCP valued at $85,103 calculated using the closing price of the Company’s common stock as of that date ($11.69). Her net value based on the difference between the fair market value as of December 29, 2007 and the aggregate purchase price of the shares under the CBCP was $28,431. These shares vested when Ms. Chowning retired on April 15, 2008.

(2)

Ms. Chowning acquired 5,217 restricted shares under the 2006 LTIA program that vested during 2007. On December 29, 2007, the remaining 10,433 shares held by Ms. Chowning related to her 2006 LTIA award were valued at $121,962. Of these unvested shares, 5,217 vested during the month of February 2008 and 5,216 shares vested upon her April 15, 2008 retirement date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion and tables show the amount of compensation that would be paid to each of the named executive officers under a change in control agreement with the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer based upon the circumstances surrounding such executive officer’s termination is shown below. The amounts shown assume that such termination was effective as of December 29, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Estimated Payments upon Termination or Change in Control

The Company currently has Employment Agreements with Messrs. Vacchiano, Lamy, and Ms. Chowning. Details of those agreements are discussed under Agreements and Other Arrangements on page 16 of this Proxy Statement. Upon certain types of terminations of employment not related to a change in control of the Company, severance benefits may be paid to each executive according to their individual Employment Agreement. Specific severance arrangements that would have been triggered by a qualifying termination event taking place on December 29, 2007 can be found in the tables shown below.

The Company currently has a change in control severance plan for Messrs. Vacchiano, Lamy, and Ms. Chowning that provides for the payment of post-termination benefits if their employment is terminated following a change in control. Details of that plan are discussed under Agreements and Other Arrangements on page 16 of this Proxy Statement.

Estimated Termination Payments

The following tables show potential payments to the named executive officers under existing contracts, agreements, plans or arrangements, for various scenarios involving a change in control or termination of employment assuming a December 29, 2007 termination date using the closing price of the Company’s common stock as of December 29, 2007 ($11.69).

If employment is terminated with regard to any of the named executive officers in this section by the Company for cause or by the executive without good reason, the executive shall be entitled to receive accrued base salary up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from the Company.

THOMAS J. VACCHIANO					By the
Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disabilty or Death	By the Executive with Good Reason	Company other than for Cause, Disabilty or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$79,952	$—	$346,459	$319,808	$639,616	$639,616
Short-term incentive(2)	—	—	212,400	212,400	596,169	596,169
Acceleration of Vesting on Stock and Options(3)	1,179,846	1,179,846	1,179,846	1,179,846	821,753	821,753
Benefits and Perquisites:
Post-Termination Heath Care(4)	—	—	17,041	17,041	22,721	22,721
Accrued Vacation Pay(5)	24,601	24,601	24,601	24,601	24,601	24,601
Excise Tax Gross-up(6)	—	—	—	—	427,596	427,596

Total	$1,284,399	$1,204,447	$1,780,347	$1,753,696	$2,532,456	$2,532,456

(1)

Severance. Under Death: Reflects three months of base salary for 2007. Under By Company other than for Cause, Disability or Death: Reflects 13 months base salary for 2007. Under By Executive with Good Reason: Reflects one times base salary for 2007. Under Change in Control: Reflects two times base salary for 2007.

(2)

Short-term incentive. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects STIA earned by executive for 2007 performance but paid in 2008. Under Change in Control: Reflects one times the STIA earned for 2007 and two times the established target 2007 STIA.

(3)	Acceleration of Vesting on Stock and Options. Reflects the expense under FAS 123(R) that the Company would have incurred upon acceleration of vesting for unvested stock options and stock awards.

(4)

Post-Termination Health Care. Under By Company other than for Cause, Disability or Death; Disability and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical and dental health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA) for a period of 18 months following the termination date. Under Change in Control: Reflects same benefit for a period of 24 months following the change in control.

(5)	Accrued Vacation Pay. Reflects four weeks of accrued vacation earned during 2007.

(6)

Excise Tax Gross-Up. Calculations to estimate the excise tax due under Section 280G of the Internal Revenue Code for which we have agreed to gross-up Mr. Vacchiano are complex and reflect a number of assumptions. We assume that a change in control and the corresponding termination of employment both occurred on December 29, 2007.

MARY E. CHOWNING					By the
Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disabilty or Death	By the Executive with Good Reason	Company other than for Cause, Disabilty or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$—	$—	$294,807	$294,807	$589,615	$589,615
Short-term incentive(2)	—	—	156,645	156,645	439,660	439,660
Acceleration of Vesting on Stock and Options(3)	—	—	—	—	—	—
Benefits and Perquisites:
Post-Termination Heath Care(4)	—		3,978	3,978	7,955	7,955
Accrued Vacation Pay(5)	22,677	22,677	22,677	22,677	22,677	22,677
Excise Tax Gross-up	—	—	—	—	—	—

Total	$22,677	$22,677	$478,107	$478,107	$1,059,907	$1,059,907

On March 3, 2008, Ms. Chowning retired from her position as Chief Financial Officer. Ms. Chowning remained an employee of the Company through April 15, 2008.

(1)

Severance. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects one times base salary for 2007. Under Change in Control: Reflects two times base salary for 2007.

(2)

Short-term incentive. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects STIA earned by executive for 2007 performance but paid in 2008. Under Change in Control: Reflects one times the STIA earned for 2007 and two times the established target 2007 STIA.

(3)

Acceleration of Vesting on Stock and Options. As of December 29, 2007, the Company had recognized all of the expense related to Ms. Chowning’s unvested stock options in accordance with FAS 123(R) as discussed in footnote 7 to the Summary Compensation Table on page 19 of this Proxy Statement.

(4)

Post-Termination Health Care. Under By Company Other than for Cause, Disability or Death; Disability and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical and dental health benefits for a period of one year. Under Change in Control: Reflects cost of premiums for the continuation of medical and dental benefits for a period of two years.

(5)	Accrued Vacation Pay. Reflects four weeks of accrued vacation earned during 2007.

FRANCIS LAMY					By the
Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disabilty or Death	By the Executive with Good Reason	Company other than for Cause, Disabilty or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$23,584	$—	$283,012	$283,012	$566,024	$566,024
Short-term incentive(2)	—	—	173,701	173,701	445,393	445,393
Acceleration of Vesting on Stock and Options(3)	235,867	235,867	235,867	235,867	116,506	116,506
Benefits and Perquisites:
Post-Termination Heath Care(4)	—	—	26,973	26,973	53,947	53,947
Accrued Vacation Pay(5)	47,919	47,919	47,919	47,919	47,919	47,919

Total	$307,370	$283,786	$767,472	$767,472	$1,229,789	$1,229,789

(1)

Severance. Under Death: Reflects one month of base salary for 2007. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects one times base salary for 2007. Under Change in Control: Reflects two times base salary for 2007.

(7)

Short-term incentive. Reflects STIA earned by executive for 2007 performance but paid in 2008. Under Change in Control: Reflects one times the STIA earned for 2007 and two times the established target 2007 STIA.

(8)	Acceleration of Vesting on Stock and Options. Reflects the expense under FAS 123(R) that the Company would have incurred upon acceleration of vesting for unvested stock options and stock awards.

(2)

Post-Termination Health Care. Under By Company other than for Cause, Disability or Death; Disability and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical health for a period of 12 months following the termination date. Under Change in Control: Reflects same benefit for a period of 24 months following the change in control.

(3)	Accrued Vacation Pay. Reflects four weeks of accrued vacation earned during 2007.

EQUITY COMPENSATION PLAN SUMMARY

The following table provides information about the Company’s equity compensation plans as of December 29, 2007.

	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	2,178,106	(1)	$12.03	3,600,332	(2)
Equity compensation plans not approved by shareholders	0		n/a	0

Total	2,178,106		$12.03	3,600,332

(1)	Represents outstanding options to purchase the Company’s Common Stock granted under the X-Rite, Incorporated 2006 Omnibus Long Term Incentive Plan.

(2)

Represents options available to purchase the Company’s common stock under the X-Rite, Incorporated 2006 Omnibus Long Term Incentive Plan. Included are 942,910 shares available for issuance under the 2004 Amended and Restated Employee Stock Purchase Plan.

Our Relationship with Our Independent Auditors

The consolidated financial statements of the Company and its subsidiaries for the year ended December 29, 2007, have been audited by Ernst & Young LLP, independent public accountants. The aggregate fees billed by Ernst & Young LLP for the 2007 and 2006 fiscal years are as follows:

	2007	2006
Audit Fees	$878,210	$971,266
Non-Audit, Tax Fees	109,455	80,264

	$987,665	$1,051,530

Audit fees include amounts incurred for the annual audits of the Company’s consolidated financial statements, interim reviews of quarterly financial information and statutory audits. Other audit related fees include amounts billed for services that are unrelated to the annual audit, such as S-8 filings and accounting research tool fees. Fees billed for tax services primarily include tax compliance services.

Preapproval Policy for Auditor Services

The Audit Committee’s policy is to preapprove all audit and nonaudit services provided by the Company’s independent auditors. These services may include audit services, audit related services, tax services, and other services. Preapproval is generally provided for up to one (1) year and any preapproval is detailed as to a particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated preapproval authority to its Chairperson when expedition of service is necessary. Both the Company’s independent auditors and management are required to periodically report to the whole Audit Committee regarding the extent of services provided by the Company’s independent auditors in accordance with this preapproval policy, and the fees for such services.

Appointment of Auditors for Fiscal 2008

The Audit Committee has reappointed Ernst & Young LLP as the independent public accounting firm to audit the Company’s consolidated financial statements for fiscal 2008.

Representatives of Ernst & Young LLP will be present at the 2008 annual meeting of shareholders. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Report of the Audit Committee

We have reviewed X-Rite, Incorporated’s audited consolidated financial statements as of and for the fiscal year ended December 29, 2007, and met with both management and Ernst & Young LLP, X-Rite, Incorporated’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent auditors.

We have received from and discussed with Ernst & Young LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with Ernst & Young LLP its independence. These items relate to that firm’s independence from the Company. We also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in X-Rite, Incorporated’s annual report on Form 10-K for the fiscal year ended December 29, 2007.

Paul R. Sylvester, Chairman

John E. Utley

Mark D. Weishaar

Review and Approval of Related Person Transactions

The Company has a policy to review all relationships and transactions between the Company and its directors and executive officers or their immediate family members. The Company’s Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. All material matters are reviewed and approved by the Audit Committee and independent members of the Board of Directors. The review process takes into account the following information:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and
•	any other matters the committee deems appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.

Shareholder Proposals—Annual Meeting

Any proposal of a shareholder must be received by the Company at its headquarters, 4300 44th Street, S.E., Grand Rapids, Michigan 49512, no later than December 29, 2008 in order to be considered for inclusion in the Company’s Proxy Statement relating to the 2008 Annual Meeting. Shareholders who wish to submit a proposal not intended to be included in the Company’s Proxy Statement relating to the 2008 Annual Meeting, but to be presented at that meeting, and who propose to nominate a director for election at that meeting, are required by the Company’s Articles of Incorporation and Bylaws to provide notice of such proposal or nomination to the Company. Nominations for directors must be received not later than thirty days prior to the date of the Annual Meeting (or within seven days after the Company mails, or otherwise gives notice of the date of such meeting, if such notice is given less than forty days prior to the meeting date). All other proposals must be received not less than sixty nor more than ninety days prior to the scheduled meeting date, provided, that if less than seventy days notice, or prior public disclosure of the date of a scheduled meeting is given or made, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made. This notice must contain the information required by the Company’s Articles Incorporation and Bylaws and must be submitted in accordance with the procedures outlined therein.

Miscellaneous

The Company’s Annual Report to Shareholders including financial statements, as well as the Company’s annual report on Form 10-K, is being mailed to shareholders with this Proxy Statement.

Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, the persons named as proxy holders in the accompanying Proxy intend to vote the shares in accordance with their judgment, and discretionary authority to do so is included in the Proxy.

SHAREHOLDERS ARE URGED TO PROMPTLY DATE, SIGN, AND RETURN

THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors
Lynn J. Lyall
Secretary

April 28, 2008

Grand Rapids, Michigan

APPENDIX A

ARTICLE III

AUTHORIZED CAPITAL STOCK

A.    The total authorized capital stock of this Corporation is one hundred million (100,000,000) shares of common stock of the par value of ten cents ($.10) per share and five million (5,000,000) shares of preferred stock of the par value of ten cents ($.10) per share.

COMMON STOCK

B.    The authorized shares of common stock of the par value of ten cents ($.10) per share are all of one class and each share of common stock is equal in every respect to every other share of common stock. The holders of common stock shall be entitled to one (1) vote in person or by proxy for each share of common stock held. In the event of liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of common stock of the Corporation shall be entitled to participate ratably according to their respective holdings in the division of the assets of the Corporation which remain after payment in full of all amounts owing to creditors of the Corporation and of all amounts payable to holders of preferred stock of the Corporation which has been issued with preferential rights upon liquidation, dissolution, or winding up of the Corporation. Holders of common stock shall have the right to participate ratably according to their respective holdings in such dividends and distributions as may be declared by the Board of Directors of the Corporation and paid on the common stock of the Corporation form time to time from funds legally available for that purpose subject to the prior right of holders of preferred stock of the Corporation to receive such distributions and dividends where such preferred stock of the Corporation has been issued with a preference as to such distributions and dividends. The holders of common stock of the Corporation shall not be entitled to convert common stock into any other class of stock of the Corporation, whether now or hereafter issued. The holders of common stock of the Corporation shall have no preemptive rights to purchase or to subscribe to any shares of any class of stock issued by the Corporation, now or hereafter, whether voting or non-voting; or to any securities exchangeable for or convertible into such shares; or to any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares. All shares of common stock issued by the Corporation shall be deemed fully paid and non-assessable. The holders of common stock shall have no voting rights with respect to issuance of preferred stock or the rights, preferences, or limitations of preferred stock, which matters are reserved exclusively to the Corporation’s Board of Directors.

PREFERRED STOCK

C.    The authorized shares of preferred stock of the par value of ten cents ($.10) may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors. The Board of Directors by vote of a majority of the whole Board is expressly authorized to adopt such resolution or resolutions and issue such stock from time to time as it may deem desirable.

C/O COMPUTERSHARE PROXY OPERATIONS - MS 250 ROYALL STREET CANTON, MA 02021

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by X-Rite, Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to X-Rite, Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	XRITE1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

X-RITE, INCORPORATED		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
Vote On Directors					number(s) of the nominee(s) on the line below.
1. To elect three directors as set forth in the accompanying Proxy Statement.		☐	☐	☐
Nominees:
(01)STANLEY W. CHEFF
(02)DR. MASSIMO S. LATTMANN
(03)JOHN E. UTLEY

						For	Against	Abstain

2. To approve a proposed amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock.						☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please be sure to sign and date this Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

- FOLD AND DETACH PROXY CARD HERE -

X-RITE, INCORPORATED

4300 44th Street, S.E.
Grand Rapids, Michigan 49512

PROXY
This Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Helen R. Friedli and Lynn J. Lyall, and each of them, as Proxies, each with full power to appoint a substitute, to represent and to vote, as designated on the reverse, all shares of common stock of X-Rite, Incorporated held of record by the undersigned on April 4, 2008 at the Annual Meeting of Shareholders to be held on May 28, 2008 or any adjournment thereof.

When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AS NOTED IN THE PROXY STATEMENT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Address Changes/Comments: _______________________________________________________________________________________
______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)